Exhibit 12 under Form N-14

                                  July 23, 1999

Municipal Securities Income Trust, on behalf of its portfolio,

Federated North Carolina Municipal Income Fund
5800 Corporate Drive

Pittsburgh, Pennsylvania  15237

CCB Funds, on behalf of its portfolio,

CCB North Carolina Municipal Securities Fund
5800 Corporate Drive
Pittsburgh, Pennsylvania  15237

Ladies and Gentlemen:

           You have requested our opinion concerning certain federal income tax consequences of a transaction (the "Reorganization") in which all of the assets (subject to the liabilities) of CCB North Carolina Municipal Securities Fund (the "Fund"), a portfolio of CCB Funds, a Massachusetts business trust ("CCB"), will be acquired by Municipal Securities Income Trust, a Massachusetts business trust ("MSIT"), on behalf of its newly organized portfolio, Federated North Carolina Municipal Income Fund (the "Successor Fund"), in exchange for Class A Shares of the Successor Fund (the "Successor Fund Shares") which shall thereafter be distributed to the shareholders of the Fund (the "Fund Shareholders") in liquidation of the Fund. The terms and conditions of the Reorganization are set forth in an Agreement and Plan of Reorganization dated as of June 2, 1999, between MSIT, on behalf of the Successor Fund, and CCB, on behalf of the Fund (the "Agreement"). This opinion is rendered to you pursuant to Section 6(c) of the Agreement.

           Both MSIT and CCB are registered open-end management investment companies which qualify as regulated investment companies described in Section 851(a) of the Internal Revenue Code of 1986, as amended (the "Code"). After the Reorganization, the Successor Fund will continue the investment operations of the Fund.

           We have reviewed and relied upon the Registration Statement on Form N-14 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the Reorganization, the certificates provided to us by MSIT and CCB in connection with the rendering of this opinion, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

           Based upon and subject to the foregoing, and assuming that the Reorganization will take place as described in the Agreement, we are of the opinion that, for federal income tax purposes:

                       (a) The transfer by the Fund of all its assets (subject to the liabilities of the Fund) to the Successor Fund in exchange for the Successor Fund

Shares and the distribution of the Successor Fund Shares to the Fund Shareholders in liquidation of the Fund will constitute a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code, and the Successor Fund and the Fund each will be "a party to a reorganization" within the meaning of
Section 368(b) of the Code;

                       (b) No gain or loss will be recognized by the Successor Fund upon the receipt of the assets (subject to the liabilities) of the Fund in exchange for the Successor Fund Shares;

                       (c) No gain or loss will be recognized by the Fund upon the transfer of the Fund assets (subject to the liabilities of the Fund) to the Successor

Fund in exchange for the Successor Fund Shares or upon the distribution (whether actual or constructive) of the Successor Fund Shares to the Fund Shareholders in exchange for their shares of the Fund;

                       (d) No gain or loss will be recognized by the Fund Shareholders upon the exchange of their Fund shares for the Successor Fund Shares;

                       (e) The tax basis of the Fund assets acquired by the Successor Fund will be the same as the tax basis of such assets to the Fund immediately prior to the Reorganization;

                       (f) The tax basis of the Successor Fund Shares received by each of the Fund Shareholders pursuant to the Reorganization will be the same as the tax basis of the Fund shares held by such shareholder immediately prior to the Reorganization;

                       (g) The holding period of the assets of the Fund in the hands of the Successor Fund will include the period during which those assets were held by the Fund; and

                       (h) The holding period of the Successor Fund Shares received by each Fund Shareholder pursuant to the Reorganization will include the period during which the Fund shares exchanged therefor were held by such shareholder (provided the Fund shares were held as capital assets on the date of the Reorganization).

           This opinion may not be applicable to certain classes of Fund Shareholders, including securities dealers, foreign persons and persons who acquired their stock pursuant to the exercise of employee stock options or rights or otherwise as compensation.

           This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively. There can be no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service. We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

           The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement, and the references to this firm and this opinion in the Prospectus/Proxy Statement which is contained in the Registration Statement.

                                                               Very truly yours,

                                      /s/ Dickstein Shapiro Morin & Oshinsky LLP